Exhibit 99.1

EVERYWARE GLOBAL, INC. ANNOUNCES APPOINTMENT OF

ROBERT GINNAN AS SENIOR VICE PRESIDENT AND

CHIEF FINANCIAL OFFICER

LANCASTER, Ohio, March 2, 2015 — EveryWare Global, Inc. (Nasdaq:EVRY) announced today that they will appoint Robert M. Ginnan as Senior Vice President and Chief Financial Officer of the Company in April.

A seasoned finance executive and CFO, Mr. Ginnan comes to EveryWare Global after more than two decades with Standard Register, a publicly traded company in the digital and traditional print industries. During his six-year tenure as Standard Register’s Chief Financial Officer, he was responsible for all internal and external financial reporting including treasury, banking and investor relations. Mr. Ginnan has extensive experience with mergers and acquisitions, strategic planning and managing relationships with lenders, regulators and exchanges.

“We conducted a thorough CFO search and I am pleased that Bob has agreed to join the EveryWare team,” said Sam Solomon, President and CEO of EveryWare Global. “He has demonstrated success as a strategic financial partner and is known in the financial community as a strong leader with high ethics and integrity. He’ll be an outstanding addition to our leadership team.”

Joel Mostrom, EveryWare’s Interim CFO, will continue to work with the Company to support a seamless transition. “I thank Joel for his commitment and support during his interim CFO tenure and know that he will make Bob’s transition as smooth as possible,” added Solomon.

In commenting on his appointment, Mr. Ginnan stated: “This is an excellent time to join EveryWare Global. I look forward to working with my new colleagues as we shape the strategy and drive the performance of EveryWare.”

A native of Ohio, Mr. Ginnan is a Certified Management Accountant and holds an MBA from Ashland University and a BSBA in Accounting and IT from The Ohio State University.

About EveryWare Global:

EveryWare (Nasdaq:EVRY) is a leading global marketer of tabletop and food preparation products for the consumer and foodservice markets, with operations in the United States, Canada, Mexico and Asia. Its global platform allows it to market and distribute internationally its total portfolio of products, including bakeware, beverageware, serveware, storageware, flatware, dinnerware, crystal, buffetware and hollowware; premium spirit bottles; cookware; gadgets; candle and floral glass containers; and other kitchen products, all under a broad collection of widely-recognized brands. Driven by devotion to design, EveryWare is recognized for providing quality tabletop and kitchen solutions through its consumer, foodservice, specialty and international channels. EveryWare was formed through the merger of Anchor Hocking, LLC and Oneida Ltd. in March of 2012. Additional information can be found at www.everywareglobal.com, www.oneida.com, and www.foodservice.oneida.com.

Forward-looking statements:

This media release may contain “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934. Those forward-looking statements may include comments concerning our expectations of future products, business developments, performance and/or customer relationships. Actual results may differ materially from what is contained in these forward-looking statements. Except as required by law, the company disclaims any obligation to update any forward-looking statements to reflect future developments or events.

Contact:

Erica Bartsch

Sloane & Company

212-446-1875

ebartsch@sloanpr.com